Exhibit 99.1
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
     The following unaudited pro forma financial statements combine the historical consolidated balance sheets and statements of income of ConocoPhillips and Burlington Resources Inc. (BR), giving effect to the acquisition using the purchase method of accounting.
     The historical statements of income for the year ended December 31, 2005, and the historical balance sheets at December 31, 2005, were derived from the audited financial statements of ConocoPhillips and BR contained in each company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. You should read the unaudited pro forma combined financial statements below together with the historical financial statements and related notes contained in the annual reports and other information that both companies have filed with the U.S. Securities and Exchange Commission.
     The unaudited pro forma combined statement of income assumes the acquisition was effected on January 1, 2005. The unaudited pro forma combined balance sheet gives effect to the acquisition as if it had occurred on December 31, 2005. The accounting policies of ConocoPhillips and BR are comparable.
     The unaudited pro forma combined condensed financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. Further, the unaudited pro forma combined financial statements do not reflect anticipated synergies resulting from the acquisition. You should not rely on the pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that ConocoPhillips will experience.

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

	Millions of Dollars
					ConocoPhillips
					and BR
			Pro Forma		Pro Forma
Year Ended December 31, 2005	ConocoPhillips	BR*	Adjustments		Combined
Revenues and Other Income
Sales and other operating revenues	$179,442	7,577	(792	)(e)	186,227
Equity in earnings of affiliates	3,457	10	—		3,467
Other income	465	311	—		776

Total Revenues and Other Income	183,364	7,898	(792)		190,470

Costs and Expenses
Purchased crude oil, natural gas and products	124,925	—	(792	)(e)	124,133
Production and operating expenses	8,562	1,194	—		9,756
Selling, general and administrative expenses	2,247	328	—		2,575
Exploration expenses	661	293	—		954
Depreciation, depletion and amortization	4,253	1,282	1,262	(h)	6,797
Property impairments	42	50	—		92
Taxes other than income taxes	18,356	355	—		18,711
Accretion on discounted liabilities	193	31	—		224
Interest and debt expense	497	286	577	(b)	1,360
Foreign currency transaction losses	48	31	—		79
Minority interests	33	—	—		33

Total Costs and Expenses	159,817	3,850	1,047		164,714

Income from continuing operations before income taxes	23,547	4,048	(1,839)		25,756
Provision for income taxes	9,907	1,338	(592	)(f)	10,653

Income From Continuing Operations	$13,640	2,710	(1,247)		15,103

Income From Continuing Operations Per Share of Common Stock (dollars)
Basic	$9.79	7.13			9.07
Diluted	9.63	7.07			8.93

Average Common Shares Outstanding (in thousands)
Basic	1,393,371	380,018			1,665,056	(d)
Diluted	1,417,028	383,358			1,692,090	(d)

*	Certain amounts reclassified to conform to ConocoPhillips’ presentation.
See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

	Millions of Dollars
					ConocoPhillips
					and BR
			Pro Forma		Pro Forma
At December 31, 2005	ConocoPhillips	BR*	Adjustments		Combined
Assets

Cash and cash equivalents	$2,214	3,528	(4,742	)(g)	1,000
Accounts and notes receivable	11,940	1,444	—		13,384
Inventories	3,724	140	—		3,864
Prepaid expenses and other current assets	1,734	258	—		1,992

Total Current Assets	19,612	5,370	(4,742)		20,240
Investments and long-term receivables	15,726	58	—		15,784
Net properties, plants and equipment	54,669	12,438	16,299	(a)	83,406
Goodwill	15,323	1,089	15,990	(a)	32,402
Intangibles	1,116	—	—		1,116
Other assets	553	274	—		827

Total Assets	$106,999	19,229	27,547		153,775

Liabilities
Accounts payable	$12,267	1,651	—		13,918
Notes payable and long-term debt due within one year	1,758	2	—		1,760
Accrued income and other taxes	3,516	271	—		3,787
Employee benefit obligations	1,212	97	275	(j)	1,584
Other accruals	2,606	195	—		2,801

Total Current Liabilities	21,359	2,216	275		23,850
Long-term debt	10,758	3,893	13,399	(g)	28,050
Asset retirement obligations and accrued environmental costs	4,591	624	196	(i)	5,411
Deferred income taxes	11,439	3,038	6,080	(a)	20,557
Employee benefit obligations	2,463	205	100	(c)	2,768
Other liabilities and deferred credits	2,449	318	—		2,767

Total Liabilities	53,059	10,294	20,050		83,403

Minority Interests	1,209	—	—		1,209

Total Common Stockholders’ Equity	52,731	8,935	7,497	(a)	69,163

Total	$106,999	19,229	27,547		153,775

*	Certain amounts reclassified to conform to ConocoPhillips’ presentation.
See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

Notes to Unaudited Pro Forma Combined Condensed Financial Statements
(a)	The following is a preliminary estimate of the deemed purchase price for BR on a purchase accounting basis:

Millions
of Dollars
Cash	$17,512
376,607,740* BR shares times $46.50 per share

ConocoPhillips Stock	16,260
376,607,740* BR shares times 0.7214 times $59.85 per share (weighted-average price of ConocoPhillips stock for a five-day period beginning two available trading days before the announcement)

BR Stock Options and Restricted Stock	172
Estimated fair value that will be exchanged for fully vested ConocoPhillips stock options at the date of close, as well as the pro rata portion of non-vested options and restricted stock

Transaction-Related Costs	35
Estimated direct transaction fees payable by ConocoPhillips to be capitalized as part of the purchase price for BR

$33,979

*	Shares outstanding at February 28, 2006, including restricted stock that vests at closing.
For purposes of this pro forma analysis, the above deemed purchase price has been allocated based on a preliminary assessment of the fair value of the assets and liabilities of BR at December 31, 2005. The pro forma income statement adjustments reflect the estimated effects of depreciating and/or amortizing the purchase accounting adjusted balances in properties, plants and equipment and long-term debt. The preliminary assessment of fair value resulted in $17,079 million of goodwill, which will be subject to periodic impairment testing instead of amortization, in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

An independent appraisal firm has been engaged to assist us in finalizing the allocation of the purchase price. The preliminary assessment of the fair values of tangible and intangible assets used in these pro forma statements was based on projections of future net cash flows, discounted to present value. These and other preliminary estimates will change as additional information becomes available and is assessed by ConocoPhillips and the appraisal firm. Employee benefit obligations were valued at their current funded status. Long-term debt was valued at fair value based on the prices of BR’s publicly traded debt around December 31, 2005. All other BR assets and liabilities were valued at their historical book values, which we believe do not differ materially from their fair values.

Under the purchase method of accounting for business combinations, this preliminary assessment of fair value resulted in goodwill of $17,079 million. Included in this amount is $9,049 million that relates to net deferred tax liabilities arising from differences between the allocated financial bases and historical tax bases of BR’s net assets (due to the non-taxable nature of this transaction, BR’s tax basis in its assets would carry over to ConocoPhillips). Goodwill reflects the anticipated benefits of the merger that are in addition to the fair value of the individual assets and liabilities described above. These benefits would include, for example, expanded growth opportunities in North American natural gas exploration and development, cost savings from the elimination of duplicate activities, and the sharing of best practices from the operations of both companies.

(b)	Reflects: 1) the increase in long-term debt to fund the cash portion of the purchase price (see (g) below) at ConocoPhillips’ current borrowing interest rate of 4.9 percent, and 2) the restatement of BR’s debt to fair value as of December 31, 2005, and the corresponding reduction in interest expense as the resulting $594 million premium is amortized over a weighted-average effective yield period of 12 years. A one-eighth percent increase in the average borrowing rate would increase 2005 before-tax pro-forma-basis interest expense by $16 million.

(c)	Adjustment to increase BR’s pension and other post-retirement benefit obligations to the estimated difference between projected benefit obligations and plan assets.

(d)	Reflects the exchange of outstanding BR stock, the issuance of 271.7 million shares of ConocoPhillips common stock (including 32.1 million treasury shares) to be issued to BR stockholders as consideration in the merger, and, for diluted average common shares outstanding, the effect of ConocoPhillips stock options issued in the exchange to BR stock option holders, as well as non-vested restricted stock.

(e)	Reflects the elimination of sales from BR to ConocoPhillips.

(f)	The pro forma adjustment to income tax reflects the statutory federal and state income tax impacts of the pro forma adjustments to BR’s pretax income, and also includes the estimated effect of the acquisition on ConocoPhillips’ interest expense allocated to foreign sources.

(g)	For the purposes of this pro forma analysis, the funding of the cash portion of the purchase price ($17,547 million) has been allocated between cash on hand ($4,742 million) and long-term debt financing ($12,805 million). The pro forma adjustment to long-term debt also reflects the $594 million restatement of BR debt to fair value.

(h)	Reflects increased depreciation, depletion and amortization related to the “step-up” of properties, plants and equipment to their estimated fair value (see (a) above). Producing properties, grouped at a BR divisional level in the United States and by country internationally, were assigned first-year unit-of-production depreciation rates ranging from 5 percent to 25 percent, while pooled leaseholds, gas plants and corporate assets were assigned straight-line depreciation rates ranging from nine to 17 years.

(i)	Reflects the increase in accrued asset retirement obligations resulting from applying ConocoPhillips’ inflation and discount rate assumptions to BR’s existing obligations. The effect of this pro forma adjustment on past patterns of BR’s discount accretion was not material to the pro forma combined statement of income.

(j)	Reflects an estimate of the expected liability for severance charges and restructuring activities following the date of close. Included in the severance costs estimate are executive change-in-control provisions. As plans for restructuring activities become finalized, the associated liability will be among the final adjustments to the purchase price allocation. In accordance with U.S. Securities and Exchange regulations, these nonrecurring charges associated with the acquisition are excluded from the pro forma combined statement of income.

SUPPLEMENTAL OIL AND GAS DISCLOSURES
(Unaudited)
     ConocoPhillips and BR are providing the following unaudited, supplemental pro forma oil and gas disclosures, prepared in accordance with FASB Statement No. 69, “Disclosures about Oil and Gas Producing Activities,” and regulations of the U.S. Securities and Exchange Commission. While this data was developed with reasonable care and disclosed in good faith, it is emphasized that some of the data is necessarily imprecise and represents only approximate amounts because of the subjective judgments involved in developing such information. The Standardized Measure projections should not be viewed as realistic estimates of future cash flows. Material revisions to estimates of proved reserves may occur in the future; development and production of the reserves may not occur in the periods assumed; actual prices realized are expected to vary significantly from those used; and actual costs also may vary.
     These disclosures include information about ConocoPhillips’ consolidated oil and gas activities and its proportionate share of its equity affiliates’ oil and gas activities. The information about ConocoPhillips’ equity affiliates is necessary for a full understanding of its operations, because these operations are an integral part of the overall success of ConocoPhillips’ oil and gas operations.
Estimated Proved Reserves
At December 31, 2005

	ConocoPhillips	BR
	Historical	Historical	Pro Forma
Consolidated Operations
Crude oil and natural gas liquids (in millions of barrels)	3,738	663	4,401
Natural gas (in billions of cubic feet)	16,513	8,508	25,021

Equity Affiliates
Crude oil and natural gas liquids (in millions of barrels)	2,451	—	2,451
Natural gas (in billions of cubic feet)	2,548	—	2,548

Estimated Standardized Measure of Discounted Future Net Cash Flows
     Amounts are computed using the year-end 2005 prices and costs (adjusted only for existing contractual changes), appropriate statutory tax rates and a prescribed 10 percent discount factor. Continuation of year-end 2005 economic conditions also is assumed. The calculation is based on estimates of proved reserves, which are revised over time as new data becomes available. Probable or possible reserves that may be proved in the future are not considered. The calculation also requires assumptions as to the timing of future production of proved reserves, and the timing and amount of future development and production costs.

	Millions of Dollars
	ConocoPhillips	BR
At December 31, 2005	Historical	Historical*	Pro Forma
Consolidated Operations
Future cash flows
Revenues	$294,334	90,362	384,696
Production costs	(71,641)	(15,489)	(87,130)
Development costs	(20,197)	(5,935)	(26,132)
Income tax expense	(98,587)	(23,600)	(122,187)

Future net cash flows	103,909	45,338	149,247
Discounted to present value at 10 percent annual rate	(49,961)	(21,781)	(71,742)

Total	$53,948	23,557	77,505

Equity Affiliates
Future cash flows
Revenues	$111,825	—	111,825
Production costs	(47,634)	—	(47,634)
Development costs	(4,760)	—	(4,760)
Income tax expense	(17,052)	—	(17,052)

Future net cash flows	42,379	—	42,379
Discounted to present value at 10 percent annual rate	(25,720)	—	(25,720)

Total	$16,659	—	16,659

*	Certain amounts reclassified to conform to ConocoPhillips’ presentation.